Exhibit 99.1

Callisto Pharmaceuticals, Inc. Receives Notice From AMEX

NEW YORK, June 22, 2007/PRNewswire-FirstCall/ — Callisto Pharmaceuticals, Inc. (Amex: KAL - News), a biopharmaceutical company primarily focused on the development of new drugs to treat cancer and inflammatory diseases, announced today that on June 18, 2007 it received notice from the American Stock Exchange (AMEX) indicating that the Company is below certain of the Exchange’s continued listing standards, as set forth in Section 1003 (a) (ii) of the AMEX Company Guide, in that the Company, as of March 31, 2007, had Stockholders’ Equity of less than $4,000,000 and also had sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years.

In accordance with AMEX rules, by July 18, 2007 the Company will submit a plan for review by the Exchange to demonstrate the Company’s ability to regain compliance by April 3, 2008. If the plan is accepted, the Company may be able to continue its listing during the plan period subject to periodic review to determine that progress is consistent with the plan. If the Company’s plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in the AMEX Company Guide.

The Company previously submitted a plan to the AMEX on November 3, 2006 to demonstrate the Company’s ability to regain compliance with Section 1003(a)(iv) and Section 1003(a)(i) of the AMEX Company Guide, which plan was accepted by the AMEX on January 24, 2007.

Pending a decision by the AMEX listing qualifications staff, the Company will remain listed on AMEX.

About Callisto Pharmaceuticals, Inc.

Callisto is a biopharmaceutical company focused on the development of new drugs to treat various forms of cancer and other serious afflictions. Callisto’s drug candidates in development currently include anti-cancer agents in clinical development, in addition to drugs for other significant health care markets, including ulcerative colitis. One of the Company’s lead drug candidates, Atiprimod, is in development to treat advanced carcinoid cancer, a neuroendocrine tumor, and in relapsed or refractory multiple myeloma, a blood cancer. Atiprimod is currently in a Phase II clinical trial in advanced carcinoid cancer patients, and in Phase I/IIa human clinical trials in relapsed or refractory multiple myeloma patients, respectively. A second anti-cancer drug, L-Annamycin, is being developed as a treatment for forms of relapsed or refractory acute leukemia, a currently incurable blood cancer. L-Annamycin, a new compound from the anthracycline family of proven anti-cancer drugs, has a novel therapeutic profile, including activity against resistant diseases and significantly reduced cardiotoxicity, or damage to the heart, compared to currently available drug alternatives. Callisto also has drugs in preclinical development for gastro-intestinal inflammation, and cancer. Guanilib is the lead candidate of our Guanylate Cyclase Receptor Agonist (GCRA) platform. Callisto owns worldwide patent coverage for therapeutic applications of Guanilib in cancer and GI inflammatory diseases. Guanilib is expected to enter clinical trial in inflammatory bowel disease in 2008. Callisto has exclusive worldwide licenses from AnorMED Inc. and M.D. Anderson Cancer Center to develop, manufacture, use and sell Atiprimod and L-Annamycin, respectively. Callisto is also listed on the Frankfurt Stock Exchange under the ticker symbol CA4, more information at http://www.callistopharma.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking. Such statements are indicated by words such as “expect,” “should,” “anticipate” and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Callisto Pharmaceuticals Annual Report on Form 10-K for the year ended December 31, 2006, and other periodic reports, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that Callisto will not obtain approval to market its products, the risks associated with dependence upon key personnel and the need for additional financing.